Exhibit 10.1

Directors Plan Amendment

UNIGENE LABORATORIES, INC.

AMENDMENT TO DIRECTORS STOCK OPTION PLAN

Pursuant to Section 10 of the Unigene Laboratories, Inc. Directors Stock Option Plan (the “Plan”), the Board of Directors of Unigene Laboratories, Inc. (the “Company”) hereby amends the Plan as set forth herein, effective as of June 25, 2009.

1. Section 6(d) of the Plan is amended and restated in its entirety as follows:

“Except as otherwise determined by the Board in its discretion at any time, any Option that has not theretofore expired shall terminate 90 days following the termination of the Participant’s service as a director of the Company for any reason, and no shares of Common Stock may thereafter be purchased pursuant to such Option, except that:

(i) Upon the resignation of a Participant as a director due to disability, the Participant may, within a 180-day period after the date of such termination, purchase all or any part of the shares of Common Stock that such Participant was entitled to purchase under such Option on the date of such termination.

(ii) Upon the death of a Participant while serving as a director or within the 90-day period referred to above, the Participant’s estate or the person to whom such Participant’s rights under the Option are transferred by will or the laws of descent and distribution may, within a 180-day period after the date of such Participant’s death, purchase all or any part of the shares of Common Stock that such Participant was entitled to purchase under such Option on the date of death.”

2. Except as specifically set forth and changed herein, the Plan is reaffirmed and remains unchanged.

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IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed and its seal to be affixed hereto by its officers hereunto duly authorized, as of the date first above written.

UNIGENE LABORATORIES, INC.

By:

ATTEST:

Secretary

[SEAL]